News Release	Advance Auto Parts
5008 Airport Road
Roanoke, VA 24012

Shelly Whitaker, APR
Media Contact
t: 540-561-8452
e: shelly.whitaker@advanceautoparts.com

Joshua Moore
Investor Contact
t: 952-715-5076
e: joshua.moore@advanceautoparts.com

ADVANCE AUTO PARTS APPOINTS GEORGE SHERMAN AS PRESIDENT; ANNOUNCES LEADERSHIP CHANGES

ROANOKE, VA (April 4, 2013)-In an effort to simplify its organizational alignment, improve role clarity and provide a more intense focus on strategic and operational execution, Advance Auto Parts, Inc., (NYSE:AAP), a leading automotive aftermarket retailer of parts, batteries, accessories, and maintenance items, today announced several organizational changes.

George Sherman will be joining the Company as President. In his role as President, Mr. Sherman will be responsible for growing Commercial and driving excellence throughout the Company's operations. Mr. Sherman will lead the Company's Commercial Sales, Field Operations, Store Operations Support, Merchandising, Marketing, Supply Chain and Ecommerce Teams.

Mr. Sherman served as an officer in the United States Air Force for seven years. Afterward, he was with Target for 15 years where he worked his way from Store Manager to Regional Vice President, then served as Senior Vice President, Store Operations for their Mervyn's department stores. He then moved to Home Depot where he led their installation business as Senior Vice President and President of their Home Services Division. Most recently, Mr. Sherman served as Senior Vice President, Best Buy Services, which included leading the Geek Squad. Mr. Sherman will report to Darren Jackson, Chief Executive Officer and will relocate to Roanoke, VA.

Charles Tyson, who currently serves as Senior Vice President, Merchandising and Marketing, has been promoted to Executive Vice President, Merchandising, Marketing and Supply Chain. Mr. Tyson joined Advance in 2008 as Senior Vice President, Merchandising and has been instrumental in improving the Company's gross profit rate, strengthening its parts assortment and positioning the Company as an industry leader in inventory availability. In his new role, Mr. Tyson will report to George Sherman, President.

Jim Durkin, who currently serves as President, Autopart International (AI), will assume the new role of Senior Vice President, Commercial Business. Mr. Durkin will be responsible for the Company's Commercial Sales Team, Commercial Marketing and AI. Mr. Durkin joined AI in 2011 and under his leadership AI has seen its largest period of growth and expansion. Before joining AI, Mr. Durkin led the global business segment of OfficeMax where he served as Executive Vice President. Prior to OfficeMax, Mr. Durkin served as Vice President, Sales for ARAMARK Corporation. Mr. Durkin will report to Mr. Sherman and will relocate to Roanoke, VA. All changes outlined above are effective April 21, 2013.

Tammy Finley, who most recently served as Vice President, Employment Counsel and Government Affairs, has been promoted to the role of Senior Vice President, Human Resources, effective immediately.  Ms. Finley joined Advance Auto Parts in 1998 and has served in several human resources and legal capacities including Vice President, Human Resources. Ms. Finley's tenure and background in human resources will be a tremendous asset as she takes over leadership of the Company's human resources functions including team member relations, organizational development and staffing.  Ms. Finley will report to Darren Jackson, Chief Executive Officer and will continue to be based in Roanoke, VA.

“I am thrilled to welcome George to the Advance Team and I am excited about the promotions of Charles, Jim and Tammy. Advance's future success lies in our ability to empower and enable our team to drive outcomes and grow sales,” said Jackson. “In order to allow our leaders to better inspire their teams, serve their customers and grow our business, we needed to simplify our business alignment and clarify roles so we can work together to build on our capabilities, accelerate our Commercial growth and improve our profitability.”

As a result of these changes, Darren Jackson, President and CEO will continue to operate as the Company's chief executive officer and will focus on strategic and leadership development. Additionally the role of chief operating officer, which is currently held by Kevin Freeland, has been eliminated. Mr. Freeland, who has been with the Company since 2008 has been a critical part of the Company's success over the past five years and has helped build stronger Ecommerce, Supply Chain and Inventory capabilities. The role of Senior Vice President, Commercial Sales and Marketing, which is currently held by Donna Broome, has also been eliminated. Ms. Broome joined the Company in 2008 and has played a key role in developing the Company's commercial sales force. Mr. Freeland and Ms. Broome will both remain with the Company for a period of time to allow for a smooth transition of their leadership responsibilities.

“I would like to thank both Kevin and Donna for their many contributions to Advance and wish them the best in their future endeavors,” said Jackson.

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About Advance Auto Parts

Headquartered in Roanoke, Va., Advance Auto Parts, Inc., a leading automotive aftermarket retailer of parts, accessories, batteries, and maintenance items, in the United States, serves both the do-it-yourself and professional installer markets.  As of December 29, 2012, the Company operated 3,794 stores in 39 states, Puerto Rico, and the Virgin Islands.  Additional information about the Company, employment opportunities, customer services, and online shopping for parts, accessories and other offerings can be found on the Company's website at www.AdvanceAutoParts.com.